Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports Fourth Quarter and Full-Year 2017 Results; Provides 2018 Outlook

AUSTIN, Texas, February 12, 2018 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the fourth quarter and full-year 2017.    Net income was $4.5 million for the fourth quarter of 2017, compared to $4.8 million for the third quarter of 2017 and $3.3 million for the fourth quarter of 2016.  Net cash provided by operating activities was  $39.3 million for the fourth quarter of 2017, compared to $33.0 million for the third quarter of 2017 and $9.1 million for the fourth quarter of 2016.

Adjusted EBITDA was  $42.1 million for the fourth quarter of 2017, compared to $40.8 million for the third quarter of 2017 and $36.5 million for the fourth quarter of 2016.  Distributable Cash Flow was  $33.2 million for the fourth quarter of 2017 compared to $30.8 million for the third quarter of 2017 and $28.7 million for the fourth quarter of 2016.

“As it regards our fourth quarter performance, USA Compression ended the year with continued growth, with contract compression service revenues up more than 5% over the third quarter and average revenue generating horsepower increasing over 50,000 horsepower compared to the third quarter,” said Eric D. Long, USA Compression’s President and Chief Executive Officer. “Over the course of 2017, we continued to deploy units and now have approximately 240,000 more revenue-generating horsepower out in the field than we did a year ago. Our primary focus on infrastructure applications and our team’s efforts at redeploying idle equipment has resulted in increased fleet utilization – approaching 95% by the end of 2017. Adjusted EBITDA and Distributable Cash Flow were also both up quarter-over-quarter.”

“For 2018, we have made commitments to take delivery of approximately 150,000 horsepower throughout the year, the majority of which consist of very large horsepower units already committed to customers or under contract with customers,” he said.  “The improving performance resulted in leverage of 4.65x and improved total coverage for the quarter at 0.99x.”

“In January, we announced a series of transactions which will result, among other things, in USA Compression acquiring the CDM Resource Management business from Energy Transfer Partners and Energy Transfer Equity acquiring USA Compression’s general partner. We expect these transactions to be accretive to USA Compression’s Distributable Cash Flow and continue to expect these transactions to close in the first half of 2018. We will provide additional information as we are able to,” he concluded.

Average revenue generating horsepower was 1,602,365 for the fourth quarter of 2017, compared to 1,548,656 for the third quarter of 2017 and 1,366,371 for the fourth quarter of 2016.  Average revenue per revenue generating horsepower per month was  $15.21 for the fourth quarter of 2017, compared to $15.13 for the third quarter of 2017 and $15.07 for the fourth quarter of 2016.

Revenues were $75.4 million for the fourth quarter of 2017, compared to $72.8 million for the third quarter of 2017 and  $74.9 million for the fourth quarter of 2016.   Gross operating margin was  $50.3 million for the fourth quarter of 2017, compared to $49.4 million for the third quarter of 2017 and  $45.1 million for the fourth quarter of 2016. Gross operating margin as a percentage of total revenues was 66.8% for the fourth quarter of 2017, compared to 67.8% for the third quarter of 2017 and 60.2% for the fourth quarter of 2016.    Operating income was $11.5 million for the fourth quarter of 2017, consistent with $11.5 million for the third quarter of 2017 and compared to $8.9 million for the fourth quarter of 2016.

Expansion capital expenditures were $50.6 million, maintenance capital expenditures were $2.2 million and cash interest expense, net was $6.3 million for the fourth quarter of 2017.

On January  18, 2018, the Partnership announced a cash distribution of $0.525 per unit on its common units.  This fourth quarter distribution corresponds to an annualized distribution rate of $2.10 per unit.  The distribution will be paid on February 14, 2018 to unitholders of record as of the close of business on February 2, 2018.   USA Compression Holdings, LLC, the owner of approximately 40% of the Partnership’s outstanding limited partner interests, elected not to reinvest any part of this distribution with respect to its units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).  For the fourth quarter of 2017, the Partnership’s Distributable Cash Flow Coverage Ratio was 0.99x and Cash Coverage Ratio was 1.00x.

Operational and Financial Data

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Operational Data
Fleet Horsepower (at period end)	1,799,781	1,757,720	1,720,547	1,799,781	1,720,547
Revenue Generating Horsepower (at period end)	1,624,377	1,557,825	1,387,073	1,624,377	1,387,073
Average Revenue Generating Horsepower	1,602,365	1,548,656	1,366,371	1,505,657	1,377,966
Revenue Generating Compression Units (at period end)	2,830	2,793	2,552	2,830	2,552
Horsepower Utilization (at period end) (1)	94.8%	94.2%	87.1%	94.8%	87.1%
Average Horsepower Utilization (for the period) (1)	94.7%	94.1%	87.4%	92.0%	87.4%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$75,385	$72,791	$74,913	$280,222	$265,921
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$15.21	$15.13	$15.07	$15.07	$15.41
Net income	$4,546	$4,789	$3,269	$11,440	$12,935
Operating income	$11,527	$11,508	$8,894	$37,080	$34,408
Net cash provided by operating activities	$39,343	$33,029	$9,101	$124,644	$103,697
Gross Operating Margin (3)	$50,340	$49,350	$45,120	$187,631	$177,760
Gross Operating Margin Percentage	66.8%	67.8%	60.2%	67.0%	66.8%
Adjusted EBITDA (3)	$42,111	$40,849	$36,461	$155,703	$146,648
Adjusted EBITDA Percentage	55.9%	56.1%	48.7%	55.6%	55.1%
Distributable Cash Flow (3)	$33,223	$30,811	$28,703	$118,330	$118,329

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.

Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 90.3%, 88.6% and 80.6% for the quarters ended December 31, 2017,  September 30, 2017 and December 31, 2016, respectively,  and 90.3% and 80.6% for the years ended December 31, 2017 and 2016, respectively.

Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 90.0%, 88.4% and 79.4% for the quarters ended December 31, 2017,  September 30, 2017 and December 31, 2016, respectively, and 85.9% and 80.3% for the years ended December 31, 2017 and 2016, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

Liquidity and Credit Facility

As of December 31, 2017,  the Partnership was in compliance with all covenants under its $1.1 billion revolving credit facility. As of December 31, 2017, the outstanding balance under the revolving credit facility, which matures in 2020, was $782.9 million.

Full-Year 2018 Outlook

USA Compression is providing its full-year 2018 guidance as follows:

•	Net income range of $30.0 million to $40.0 million;
•

A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;

•	Adjusted EBITDA range of $180.0 million to $190.0 million; and
•	Distributable Cash Flow range of $130.0 million to $140.0 million.
•

Please note this 2018 guidance does not include any effects from the USA Compression announcement made on January 16, 2018 to acquire the CDM Resource Management business from Energy Transfer Partners and Energy Transfer Equity acquiring USA Compression’s general partner.  The series of transactions, as discussed in the announcement, are expected to close during the first half of 2018, subject to closing conditions.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss fourth quarter and full-year 2017 performance.  The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 800-281-7973 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 323-794-2093.  The conference ID for both is 7346137.

A replay of the call will be available through February 23, 2018.  Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112.  Investors outside the U.S. and Canada should dial 719-457-0820.  The conference ID for both is 7346137.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacompression.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Management views Adjusted EBITDA as one of its primary management tools, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense.  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense, severance charges, certain transaction fees, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with U.S. generally accepted accounting principles (“GAAP”) results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, management believes that it is important to consider operating income (loss) determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability. A reconciliation of gross operating margin to operating income is provided in this news release.

Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, impairment of compression equipment, impairment of goodwill, certain transaction fees, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less maintenance capital expenditures.

Distributable Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Distributable Cash Flow as presented may not be comparable to similarly titled measures of other companies.

Management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to any retained cash reserves established by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and incentive distribution rights (“IDRs”) in respect of such period, divided by distributions declared to limited partner unitholders in respect of such period.   Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and IDRs in respect of such period, divided by cash distributions expected to be paid to limited partner unitholders in respect of such period, after taking into account the non-cash impact of the DRIP. Management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2018 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements.  These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2018 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed.  When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017,  which the Partnership expects to file with the Securities and Exchange Commission on or before the March 16, 2018 deadline,  and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	our ability to realize the anticipated benefits of acquisitions and to integrate acquired assets with our existing fleet, including the CDM Acquisition;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation;
•	the failure to consummate the CDM Acquisition; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

mailto:mlenox@usacompression.com
Matthew C. Liuzzi Chief Financial Officer 512-369-1624 ir@usacompression.com

mailto:mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per unit amounts — Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Revenues:
Contract operations	$72,151	$68,407	$59,605	$264,315	$246,950
Parts and service	3,234	4,384	15,308	15,907	18,971
Total revenues	75,385	72,791	74,913	280,222	265,921
Cost of operations, exclusive of depreciation and amortization	25,045	23,441	29,793	92,591	88,161
Gross operating margin	50,340	49,350	45,120	187,631	177,760
Other operating and administrative costs and expenses:
Selling, general and administrative	13,840	11,888	10,987	47,483	44,483
Depreciation and amortization	25,110	24,808	23,636	98,603	92,337
Loss (gain) on disposition of assets	(300)	50	(23)	(507)	772
Impairment of compression equipment	163	1,096	1,626	4,972	5,760
Total other operating and administrative costs and expenses	38,813	37,842	36,226	150,551	143,352
Operating income	11,527	11,508	8,894	37,080	34,408
Other income (expense):
Interest expense, net	(6,896)	(6,557)	(5,611)	(25,129)	(21,087)
Other	5	3	5	27	35
Total other expense	(6,891)	(6,554)	(5,606)	(25,102)	(21,052)
Net income before income tax expense	4,636	4,954	3,288	11,978	13,356
Income tax expense	90	165	19	538	421
Net income	$4,546	$4,789	$3,269	$11,440	$12,935

Net income (loss) allocated to:
General partner's interest in net income	$397	$399	$345	$1,493	$1,364
Common unitholders' interest in net income	$4,149	$4,390	$2,924	$9,947	$14,282
Subordinated unitholders' interest in net loss					$(2,711)

Weighted average common units outstanding:
Basic	62,117	61,815	56,415	61,555	53,043
Diluted	62,526	62,084	56,739	61,835	53,344

Basic and diluted weighted average subordinated units outstanding					1,766

Basic and diluted net income per common unit	$0.07	$0.07	$0.05	$0.16	$0.27

Basic and diluted net loss per subordinated unit					$(1.54)

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.525	$2.10	$2.10

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands — Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net cash provided by operating activities	$39,343	$33,029	$9,101	$124,644	$103,697
Net cash used in investing activities	(40,147)	(32,484)	(4,964)	(105,231)	(50,831)
Net cash provided by (used in) financing activities	(72)	59	(4,079)	(19,431)	(52,808)

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$4,546	$4,789	$3,269	$11,440	$12,935
Interest expense, net	6,896	6,557	5,611	25,129	21,087
Depreciation and amortization	25,110	24,808	23,636	98,603	92,337
Income tax expense	90	165	19	538	421
EBITDA	$36,642	$36,319	$32,535	$135,710	$126,780
Impairment of compression equipment	163	1,096	1,626	4,972	5,760
Interest income on capital lease	372	399	407	1,610	1,492
Unit-based compensation expense (1)	3,548	2,813	1,892	11,708	10,373
Transaction expenses for acquisitions (2)	1,406	—	(56)	1,406	894
Severance charges	22	172	80	314	577
Other	258	—	—	490	—
Loss (gain) on disposition of assets	(300)	50	(23)	(507)	772
Adjusted EBITDA	$42,111	$40,849	$36,461	$155,703	$146,648
Interest expense, net	(6,896)	(6,557)	(5,611)	(25,129)	(21,087)
Income tax expense	(90)	(165)	(19)	(538)	(421)
Interest income on capital lease	(372)	(399)	(407)	(1,610)	(1,492)
Non-cash interest expense	545	547	547	2,186	2,108
Transaction expenses for acquisitions	(1,406)	—	56	(1,406)	(894)
Severance charges	(22)	(172)	(80)	(314)	(577)
Other	(258)	—	—	(490)	—
Changes in operating assets and liabilities	5,731	(1,074)	(21,846)	(3,758)	(20,588)
Net cash provided by operating activities	$39,343	$33,029	$9,101	$124,644	$103,697

(1)

For the quarters ended December 31, 2017,  September 30, 2017 and December 31, 2016, unit-based compensation expense included $0.5 million, $0.6 million, and $0.6 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the years ended December 31, 2017 and 2016, unit-based compensation expense included $2.5 million and $2.8 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.4 million and $0.1 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2017 and 2016 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential acquisitions. The Partnership believes it is useful to investors to exclude these fees.

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(Dollars in thousands — Unaudited)

The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$4,546	$4,789	$3,269	$11,440	$12,935
Plus: Non-cash interest expense	545	547	547	2,186	2,108
Plus: Non-cash income tax expense	90	59	31	278	239
Plus: Depreciation and amortization	25,110	24,808	23,636	98,603	92,337
Plus: Unit-based compensation expense (1)	3,548	2,813	1,892	11,708	10,373
Plus: Impairment of compression equipment	163	1,096	1,626	4,972	5,760
Plus: Transaction expenses for acquisitions (2)	1,406	—	(56)	1,406	894
Plus: Severance charges	22	172	80	314	577
Plus: Other	258	—	—	490	—
Plus: Loss (gain) on disposition of assets	(300)	50	(23)	(507)	772
Plus: Proceeds from insurance recovery	—	—	—	—	73
Less: Maintenance capital expenditures (3)	(2,165)	(3,523)	(2,299)	(12,560)	(7,739)
Distributable Cash Flow	$33,223	$30,811	$28,703	$118,330	$118,329
Plus: Maintenance capital expenditures	2,165	3,523	2,299	12,560	7,739
Plus: Change in working capital	5,731	(1,074)	(21,846)	(3,758)	(20,588)
Less: Transaction expenses for acquisitions	(1,406)	—	56	(1,406)	(894)
Less: Other	(370)	(231)	(111)	(1,082)	(889)
Net cash provided by operating activities	$39,343	$33,029	$9,101	$124,644	$103,697

Distributable Cash Flow	$33,223	$30,811	$28,703	$118,330	$118,329
Cash distributions to general partner and IDRs	754	753	723	3,007	2,866
Distributable Cash Flow attributable to limited partner interest	$32,469	$30,058	$27,980	$115,323	$115,463

Distributions for Distributable Cash Flow Coverage Ratio (4)	$32,652	$32,559	$29,618	$129,657	$115,881

Distributions reinvested in the DRIP (5)	$304	$2,920	$4,042	$16,592	$24,441

Distributions for Cash Coverage Ratio (6)	$32,348	$29,639	$25,576	$113,065	$91,440

Distributable Cash Flow Coverage Ratio (7)	0.99	0.92	0.94	0.89	1.00

Cash Coverage Ratio (8)	1.00	1.01	1.09	1.02	1.26

(1)

For the quarters ended December 31, 2017,  September 30, 2017 and December 31, 2016, unit-based compensation expense included $0.5 million, $0.6 million, and $0.6 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the years ended December 31, 2017 and 2016, unit-based compensation expense included $2.5 million and $2.8 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.4 million and $0.1 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2017 and 2016 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential acquisitions. The Partnership believes it is useful to investors to exclude these fees.

(3)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(4)

Represents distributions to the holders of the Partnership’s common units, after giving effect to the weighted average common units outstanding due to our December 2016 equity offering for the quarter ended December 31, 2016 and the year ended December 31, 2016, as applicable, as of the record date for each period. Without giving effect to the weighted average common units outstanding due to our December 2016 equity offering for the quarter ended December 31, 2016 and the year ended December 31, 2016, actual distributions to holders of the Partnership’s common units were $31.9 million and $118.1 million, respectively.

(5)	Represents distributions to holders enrolled in the DRIP as of the record date for each period. The amount for the quarter ended December 31, 2017 is based on an estimate as of the record date.

(6)

Represents cash distributions declared for common units not participating in the DRIP for each period, after giving effect to the weighted average common units outstanding due to our December 2016 equity offering for the quarter ended December 31, 2016 and the year ended December 31, 2016, as applicable.

(7)

For the quarter ended December 31, 2016, the Distributable Cash Flow Coverage Ratio based on actual units outstanding at the record date was 0.88x. For the year ended December 31, 2016, the Distributable Cash Flow Coverage Ratio based on actual units outstanding at the respective record dates was 0.98x.

(8)

For the quarter ended December 31, 2016, the Cash Coverage Ratio based on actual units outstanding at the record date was 1.00x. For the year ended December 31, 2016, the Cash Coverage Ratio based on actual units outstanding at the respective record dates was 1.23x.

USA COMPRESSION PARTNERS, LP

FULL-YEAR 2018 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$30.0 million to $40.0 million
Plus: Interest expense	$33.0 million
Plus: Depreciation and amortization	$101.5 million
Plus: Income tax expense	$0.5 million
EBITDA	$165.0 million to $175.0 million
Plus: Interest income on capital lease	$2.0 million
Plus: Unit-based compensation expense	$13.0 million
Adjusted EBITDA	$180.0 million to $190.0 million
Less: Cash interest expense	$34.5 million
Less: Current income tax expense	$0.5 million
Less: Maintenance capital expenditures	$15.0 million
Distributable Cash Flow	$130.0 million to $140.0 million